Exhibit 10.1

ASSISTANCE AGREEMENT

1. Award No.	2. Modification No.	3. Effective Date	4. CFDA No.

DE-EE0005501		09/30/2011	81.086

5. Awarded To	6. Sponsoring Office	7. Period of Performance

ELECTRIC TRANSPORTATION ENGINEERING CORPORAT	U.S. DOE/NETL	10/01/2011
Attn: KEVIN MORROW	Morgantown Campus	through
430 SOUTH 2ND AVENUE	3610 Collins Ferry Road	01/31/2013
PHOENIX AZ 850032418	PO Box 880
Morgantown WV 26507-0880

8. Type of Agreement	9. Authority	10. Purchase Request or Funding Document No.

☐ Grant	See Page 2	11EE006971
☒ Cooperative Agreement
☐ Other

11. Remittance Address	12. Total Amount		13. Funds Obligated

ELECTRIC TRANSPORTATION ENGINEERING CORPORAT	Govt. Share	: $26,400,000.00	This action	: $3,000,000.00
Attn: KEVIN MORROW
430 SOUTH 2ND AVENUE	Cost Share	: $6,688,218.00	Total	: $3,000,000.00
PHOENIX AZ 850032418
	Total	: $33,088,218.00

14. Principal Investigator	15. Program Manager	16. Administrator

Donald Karner	John J. Conley	U.S. DOE/NETL
dkarner@ecotality.com	Phone: 304-285-2023	Morgantown Campus
3610 Collins Ferry Road
PO Box 880
Morgantown WV 26507-0880

17. Submit Payment Requests To	18. Paying Office	19. Submit Reports To

OR for NETL (Morgantown)	OR for NETL (Morgantown)	See Attachment 3
U.S. Department of Energy	U.S. Department of Energy	Reporting Requirements
Oak Ridge Financial Service Center	Oak Ridge Financial Service Center	Checklist
P.O. Box 4787	P.O. Box 4787
Oak Ridge TN 37831	Oak Ridge TN 37831

20. Accounting and Appropriation Data

See Schedule

21. Research Title and/or Description of Project

ADVANCED VEHICLE TESTING AND EVALUATION

For the Recipient		For the United States of America

22. Signature of Person Authorized to Sign		25. Signature of Grants/Agreements Officer

Signature on File

23. Name and Title	24. Date Signed	26. Name of Officer	27. Date Signed

		Keith L. Carrington	09/30/2011

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED	PAGE	OF

	DE-EE0005501	2	14

NAME OF OFFEROR OR CONTRACTOR

ELECTRIC TRANSPORTATION ENGINEERING CORPORATION

ITEM NO.	SUPPLIES/SERVICES	QUANTITY	UNIT	UNIT PRICE	AMOUNT
(A)	(B)	(C)	(D)	(E)	(F)

DUNS Number: 072800860
DOE Award Administrator: Kelly McDonald,
kelly.mcdonald@netl.doe.gov, 304-285-4113

Recipient Business Point of Contact: Donald
Karner, dkarner@ecotality.com, 602-345-9000

Additional Authorities: PL 95-91 DOE
Organization Act and PL 109-58 Energy Policy Act
2005

Budget Period: 10/01/2011 - 01/31/2013
Project Period: 09/30/2011 - 09/30/2016
ASAP: NO: STD IMMEDIATE Extent Competed: COMPETED
Davis-Bacon Act: NO PI: Donald Karner
Fund: 05450 Appr Year: 2011 Allottee: 31 Report
Entity: 220520 Object Class: 25500 Program:
1005556 Project: 0000000 WFO: 0000000 Local Use:
0000000

JULY 2004

SPECIAL TERMS AND CONDITIONS FOR USE IN MOST GRANTS AND COOPERATIVE AGREEMENTS	4
RESOLUTION OF CONFLICTING CONDITIONS	4
NETL SPECIAL TERMS AND CONDITIONS	4
AWARD AGREEMENT TERMS AND CONDITIONS	4
AWARD PROJECT PERIOD AND BUDGET PERIODS	5
PAYMENT PROCEDURES - REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDOR INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)	5
INCREMENTAL FUNDING AND MAXIMUM OBLIGATION - DIFFERENT BUDGET PERIOD AND PROJECT PERIOD	6
COST SHARING FFRDC'S NOT INVOLVED	6
REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS	6
USE OF PROGRAM INCOME - ADDITION	6
STATEMENT OF FEDERAL STEWARDSHIP	7
STATEMENT OF SUBSTANTIAL INVOLVEMENT	7
SITE VISITS	8
REPORTING REQUIREMENTS	8
PUBLICATIONS	8
FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS	8
INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION	8
NATIONAL SECURITY: CLASSIFIABLE RESULTS ORIGINATING UNDER AN AWARD	9
CONTINUATION APPLICATION AND FUNDING - AWARDS UNDER 10 CFR 600	10
LOBBYING RESTRICTIONS	10
NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS — SENSE OF CONGRESS	10
INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP	10
PERFORMANCE OF WORK IN UNITED STATES	11
NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS	11
REPORTING SUBAWARDS AND EXECUTIVE COMPENSATION	11
CENTRAL CONTRACT REGISTRATION AND UNIVERSAL IDENTIFIER REQUIREMENTS	13
FINAL INCURRED COST AUDIT	14
PROPERTY	14

SPECIAL TERMS AND CONDITIONS FOR USE IN MOST GRANTS AND COOPERATIVE AGREEMENTS

RESOLUTION OF CONFLICTING CONDITIONS

Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE Award Administrator for guidance.

NETL SPECIAL TERMS AND CONDITIONS

CONDITIONS ON AWARD

Notwithstanding any other Term and Condition of this cooperative agreement, the following provisions constitute Conditions on Award applicable to this agreement.  The period of time established to resolve all Conditions on Award is referred to as the “definitization period.”  DOE reserves the right to unilaterally deobligate the full amount of funds obligated in the event the Conditions on Award are not satisfied and the Project is terminated.

A.	Total Estimated Project Costs/Payment of Costs

The Total Estimated Project Costs are based on the Recipient’s budget application dated February 28, 2011, and revised September 26, 2011.  DOE has not yet agreed to Recipient’s estimate.   All costs are subject to definitization no later than December 31, 2011.  If the parties cannot mutually agree to final estimated Project cost, either party may declare the award terminated by mutual agreement of the parties upon written notice to the other party.

Until such time as DOE approves the Total Estimated Project Costs, with such approval issued through a amendment to the cooperative agreement, DOE will not reimburse Recipient for any costs incurred under the project.  Recipient may incur costs at its own risk subject to later reimbursement by DOE in the event this condition is satisfied and the costs are determined allowable under the applicable cost principles.

B.	Advance Understanding on Intellectual Property

The Parties must agree on the following lists that can be inserted into Attachment 1 – Intellectual Property Provisions:

1.	a publicly releasable list of protected data;

In the event the Recipient is not showing a good faith effort to mutually agree on this data list no later than December 31, 2011, the word "none" may be inserted for bullet 1.

The agreed-to listings of data will be incorporated into the cooperative agreement through an amendment signed by the DOE Contracting Officer.

AWARD AGREEMENT TERMS AND CONDITIONS

This award/agreement consists of the Grant and Cooperative Agreement cover page, plus the following:
a.           Special terms and conditions.
b.           Attachments:
Attachment No.	Title
1	Intellectual Property Provisions
2	Statement of Project Objectives
3	Federal Assistance Reporting Checklist
4	Budget Pages
c.           Applicable program regulations.

d.           DOE Assistance Regulations, 10 CFR 600 at http://ecfr.gpoaccess.gov.
e.           If the award is for research and to a university or non-profit, the Research Terms & Conditions and the DOE Agency Specific Requirements at http://www.nsf.gov/bfa/dias/policy/rtc/index.jsp.
f.            Application/proposal dated February 28, 2011, and revised September 26, 2011, as approved by DOE.
g.           National Policy Assurances to Be Incorporated as Award Terms in effect on date of award at http://energy.gov/management/downloads/national-policy-assurances-be-incorporated-award-terms

AWARD PROJECT PERIOD AND BUDGET PERIODS

The Project Period for this award is October 1, 2011 through September 30, 2016 consisting of the following Budget Periods.

Budget Period	Start Date	End Date
1	10/01/2011	01/31/2013
2	02/01/2013	01/31/2014
3	02/01/2014	01/31/2015
4	02/01/2015	01/31/2016
5	02/01/2016	09/30/2016

PAYMENT PROCEDURES - REIMBURSEMENT THROUGH THE AUTOMATED CLEARING HOUSE (ACH) VENDOR INQUIRY PAYMENT ELECTRONIC REPORTING SYSTEM (VIPERS)

a.           Method of Payment.  Payment will be made by reimbursement through ACH.

b.           Requesting Reimbursement.  Requests for reimbursements must be made electronically through Department of Energy's Oak Ridge Financial Service Center (ORFSC) VIPERS.  To access and use VIPERS, you must enroll at https://finweb.oro.doe.gov/vipers.htm.  Detailed instructions on how to enroll are provided on the web site.

For non-construction awards, you must submit a Standard Form (SF) 270, "Request for Advance or Reimbursement" at https://finweb.oro.doe.gov/vipers.htm and attach a file containing appropriate supporting documentation.  The file attachment must show the total federal share claimed on the SF 270, the non-federal share claimed for the billing period if cost sharing is required, and cumulative expenditures to date (both Federal and non-Federal) for each of the following categories: salaries/wages and fringe benefits; equipment; travel; participant/training support costs, if any; other direct costs, including subawards/contracts; and indirect costs.  For construction awards, you must submit a SF 271, "Outlay Report and Request for Reimbursement for Construction Programs," through VIPERS.

c.           Timing of submittals.  Submittal of the SF 270 or SF 271 should coincide with your normal billing pattern, but not more frequently than every two weeks.  Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

d.           Adjusting payment requests for available cash.  You must disburse any funds that are available from repayments to and interest earned on a revolving fund, program income, rebates, refunds, contract settlements, audit recoveries, credits, discounts, and interest earned on any of those funds before requesting additional cash payments from DOE/NNSA.

e.           Payments.  The DOE approving official will approve the invoice as soon as practicable but not later than 30 days after your request is received, unless the billing is improper.  Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to you.  You may check the status of your payments at the VIPER web site.  All payments are made by electronic funds transfer to the bank account identified on the ACH Vendor/Miscellaneous Payment Enrollment Form (SF 3881) that you filed.

INCREMENTAL FUNDING AND MAXIMUM OBLIGATION - DIFFERENT BUDGET PERIOD AND PROJECT PERIOD

If at any time during the award a budget period is funded on an incremental basis, the maximum obligation of the DOE/NNSA is limited to the amount shown on the Assistance Agreement Face Page. You are not obligated to continue performance of the project beyond the total amount obligated and your pro rata share of the project costs, if cost sharing is required.  Subject to the availability of additional funds, DOE anticipates obligating the total estimated amount for the current budget period.

COST SHARING FFRDC'S NOT INVOLVED

a.           Total Estimated Project Cost is the sum of the Government share and Recipient share of the estimated project costs.  The Recipient's cost share must come from non-Federal sources unless otherwise allowed by law.  By accepting federal funds under this award, you agree that you are liable for your percentage share of total allowable project costs, on a budget period basis, even if the project is terminated early or is not funded to its completion.  This cost is shared as follows:

Budget Period No.	Budget Period Start	Government Share $/%	Recipient Share $/%	Total Estimated Cost*
1	10/01/2011	$6,351,698 / 80.00%	$1,587,924 / 20.00%	$7,939,622 / 100.00%
2	02/01/2013	$5,432,329 / 80.00%	$1,358,082 / 20.00%	$6,790,411 / 100.00%
3	02/01/2014	$5,419,280 / 80.00%	$1,354,820 / 20.00%	$6,774,100 / 100.00%
4	02/01/2015	$5,261,366 / 80.00%	$1,315,341 / 20.00%	$6,576,707 / 100.00%
5	02/01/2016	$3,935,328 / 78.59%	$1,072,050 / 21.40%	$5,007,378 / 100.00%
Total Project		$26,400,000 / 79.79%	$6,688,218 / 20.21%	$33,088,218 / 100.00%
*These costs reflect estimated costs only and are subject to negotiation.

b.           If you discover that you may be unable to provide cost sharing of at least the amount identified in paragraph a of this term, you should immediately provide written notification to the DOE Award Administrator indicating whether you will continue or phase out the project.  If you plan to continue the project, the notification must describe how replacement cost sharing will be secured.

c.           You must maintain records of all project costs that you claim as cost sharing, including in-kind costs, as well as records of costs to be paid by DOE/NNSA.  Such records are subject to audit.

d.           Failure to provide the cost sharing required by this term may result in the subsequent recovery by DOE/NNSA of some or all the funds provided under the award.

REBUDGETING AND RECOVERY OF INDIRECT COSTS - REIMBURSABLE INDIRECT COSTS AND FRINGE BENEFITS

a.           If actual allowable indirect costs are less than those budgeted and funded under the award, you may use the difference to pay additional allowable direct costs during the project period.  If at the completion of the award the Government's share of total allowable costs (i.e., direct and indirect), is less than the total costs reimbursed, you must refund the difference.

b.           Recipients are expected to manage their indirect costs.  DOE will not amend an award solely to provide additional funds for changes in indirect cost rates.  DOE recognizes that the inability to obtain full reimbursement for indirect costs means the recipient must absorb the underrecovery.  Such underrecovery may be allocated as part of the organization's required cost sharing.

USE OF PROGRAM INCOME - ADDITION

If you earn program income during the project period as a result of this award, you may add the program income to the funds committed to the award and use it to further eligible project objectives.

STATEMENT OF FEDERAL STEWARDSHIP

DOE/NNSA will exercise normal Federal stewardship in overseeing the project activities performed under this award.  Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance after project completion to ensure that the award objectives have been accomplished.

STATEMENT OF SUBSTANTIAL INVOLVEMENT

RECIPIENT'S RESPONSIBILITIES.  The Recipient is responsible for:

Performing the activities supported by this award, including providing the required personnel, facilities, equipment, supplies and services;

Defining approaches and plans, submitting the plans to the DOE Project Officer for review, and incorporating DOE comments;

Managing and conducting the project activities;

Providing all deliverables specified in the award on a timely basis;

Participating in all briefings specified in the award Statement of Project Objectives and attending and reporting project status at program/project review meetings as deemed necessary by the DOE Project Officer;

Submitting technical reports to the DOE Project Officer and incorporating DOE comments; and;

Presenting the project results at appropriate technical conferences or meetings as directed by the DOE Project Officer.

DOE RESPONSIBILITIES.  DOE is responsible for:

Reviewing in a timely manner project plans, including technology transfer plans, and recommending alternate approaches to the work effort if the plans do not address critical programmatic issues;

Collaborating on future testing plans and priorities;

Reviewing in a timely manner, technical reports and other deliverables and providing comments to the Recipient;

Conducting project and program review meetings to ensure adequate progress and that the work accomplishes the program and project objectives.  Recommending alternate approaches to work or shifting work emphasis, if needed;

Review of Continuation Application materials and concurrence for continuation into subsequent budget periods;

Promoting and facilitating technology transfer activities, including disseminating program results through presentations and publications;

Serving as scientific/technical liaison between awardees and other program or industry staff.

SITE VISITS

DOE/NNSA's authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required.  You must provide, and must require your subrecipients to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties.  All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

REPORTING REQUIREMENTS

a.           Requirements.  The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award.  Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award.  Noncompliance may result in withholding of future payments, suspension, or termination of the current award, and withholding of future awards.  A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

b.           Dissemination of scientific/technical reports.  Scientific/technical reports submitted under this award will be disseminated on the Internet via the DOE Information Bridge (www.osti.gov/bridge), unless the report contains patentable material, protected data, or SBIR/STTR data.  Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

c.           Restrictions. Reports submitted to the DOE Information Bridge must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

PUBLICATIONS

a.           You are encouraged to publish or otherwise make publicly available the results of the work conducted under the award.

b.           An acknowledgment of Federal support and a disclaimer must appear in the publication of any material, whether copyrighted or not, based on or developed under this project, as follows:

Acknowledgment:  "This material is based upon work supported by the Department of Energy under Award Number(s) DE-EE0005501."

Disclaimer:  "This report was prepared as an account of work sponsored by an agency of the United States Government.  Neither the United States Government nor any agency thereof, nor any of their employees, makes any warranty, express or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights.  Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof.  The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof."

FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

You must obtain any required permits and comply with applicable federal, state, and municipal laws, codes, and regulations for work performed under this award.

INTELLECTUAL PROPERTY PROVISIONS AND CONTACT INFORMATION

a. The intellectual property provisions applicable to this award are provided as an attachment to this award or are referenced on the Assistance Agreement Face Page. A list of all intellectual property provisions may be found at http://energy.gov/gc/standard-intellectual-property-ip-provisions-financial-assistance-awards.

b. Questions regarding intellectual property matters should be referred to the DOE Award Administrator and the Patent Counsel designated as the service provider for the DOE office that issued the award. The IP Service Providers List is found at http://energy.gov/sites/prod/files/gcprod/documents/DOE_IP_Counsel_for_DOE_Laboratories.pdf.

NATIONAL SECURITY: CLASSIFIABLE RESULTS ORIGINATING UNDER AN AWARD

a.           This award is intended for unclassified, publicly releasable research.  You will not be granted access to classified information.  DOE/NNSA does not expect that the results of the research project will involve classified information.  Under certain circumstances, however, a classification review of information originated under the award may be required.  The Department may review research work generated under this award at any time to determine if it requires classification.

b.           Executive Order 12958 (60 Fed. Reg. 19,825 (1995)) states that basic scientific research information not clearly related to the national security shall not be classified. Nevertheless, some information concerning (among other things) scientific, technological, or economic matters relating to national security or cryptology may require classification.  If you originate information during the course of this award that you believe requires classification, you must promptly:

1.           Notify the DOE Project Officer and the DOE Award Administrator;

2.           Submit the information by registered mail directly to the Director, Office of Classification and Information Control, SO-10.2; U.S. Department of Energy; P.O. Box A; Germantown, MD 20875-0963, for classification review.

3.           Restrict access to the information to the maximum extent possible until you are informed that the information is not classified, but no longer than 30 days after receipt by the Director, Office of Classification and Information Control.

c.           If you originate information concerning the production or utilization of special nuclear material (i.e., plutonium, uranium enriched in the isotope 233 or 235, and any other material so determined under section 51 of the Atomic Energy Act) or nuclear energy, you must:

1.           Notify the DOE Project Officer and the DOE Award Administrator;

2.           Submit the information by registered mail directly to the Director, Office of Classification and Information Control, SO-10.2; U.S. Department of Energy; P. O.  Box A; Germantown, MD 20875-0963 for classification review within 180 days of the date the recipient first discovers or first has reason to believe that the information is useful in such production or utilization; and

3.           Restrict access to the information to the maximum extent possible until you are informed that the information is not classified, but no longer than 90 days after receipt by the Director, Office of Classification and Information Control.

d.           If DOE determines any of the information requires classification, you agree that the Government may terminate the award by mutual agreement in accordance with 10 CFR 600.25(d).  All material deemed to be classified must be forwarded to the DOE, in a manner specified by DOE.

e.           If DOE does not respond within the specified time periods, you are under no further obligation to restrict access to the information.

CONTINUATION APPLICATION AND FUNDING - AWARDS UNDER 10 CFR 600

a.           Continuation Application.  A continuation application is a non-competitive application for an additional budget period within a previously approved project period.  At least 90 days before the end of each budget period, you must submit to the DOE Project Officer and the DOE Award Administrator your continuation application, which includes the following information:

1.  A report on your progress towards meeting the objectives of the project, including any significant findings, conclusions, or developments, and an estimate of any unobligated balances remaining at the end of the budget period.  If the remaining unobligated balance is estimated to exceed 20 percent of the funds available for the budget period, explain why the excess funds have not been obligated and how they will be used in the next budget period.

2.  A detailed budget and supporting justification for the upcoming budget period if additional funds are requested, a reduction of funds is anticipated, or a budget for the upcoming budget period was not approved at the time of award

3.  A description of your plans for the conduct of the project during the upcoming budget period, if there are changes from the DOE approved application.

b.           Continuation Funding.  Continuation funding is contingent on (1) availability of funds; (2) substantial progress towards meeting the objectives of your approved application; (3) submittal of required reports; or (4) compliance with the terms and conditions of the award.

LOBBYING RESTRICTIONS

By accepting funds under this award, you agree that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913.  This restriction is in addition to those prescribed elsewhere in statute and regulation.

NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS — SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

a.           You shall immediately notify the DOE of the occurrence of any of the following events: (i) you or your parent's filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) your consent to the institution of an involuntary case under the Bankruptcy Act against you or your parent; (iii)  the filing of any similar proceeding for or against you or your parent, or its consent to, the dissolution, winding-up or readjustment of your debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over you, under any other applicable state or federal law; or (iv) your insolvency due to your inability to pay your debts generally as they become due.

b.           Such notification shall be in writing and shall:  (i) specifically set out the details of the occurrence of an event referenced in paragraph a; (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

c.           Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of your award to determine your compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports).  If the DOE review determines that there are significant deficiencies or concerns with your performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change your payment method; or (ii) institute payment controls.

d.           Failure of the Recipient to comply with this term may be considered a material noncompliance of this financial assistance award by the Contracting Officer.

PERFORMANCE OF WORK IN UNITED STATES

The Recipient agrees that at least 75% of the direct labor cost for the project (including subrecipient labor) shall be incurred in the United States, unless the Recipient can demonstrate to the satisfaction of the Department of Energy that the United States economic interest will be better served through a greater percentage of the work being performed outside the United States.

NATIONAL ENVIRONMENTAL POLICY ACT (NEPA) REQUIREMENTS

This award has received a categorical exclusion (CX) for research and development lab work restricted to permitted indoor research facilities and lab settings.  This CX is invalid for any type of outdoor or other activities outside of a closed lab settings.  You are prohibited from taking any action to change the project objectives without the prior written authorization of the Contracting Officer.  If changes to the scope or objective of this project  is needed, please contact the DOE Program Manager identified in Block 15 of the assistance agreement cover page to re-initiate the NEPA process.

REPORTING SUBAWARDS AND EXECUTIVE COMPENSATION

a. Reporting of first-tier subawards.

1. Applicability. Unless you are exempt as provided in paragraph d. of this award term, you must report each action that obligates $25,000 or more in Federal funds that does not include Recovery funds (as defined in section 1512(a)(2) of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5) for a subaward to an entity (see definitions in paragraph e. of this award term).

2. Where and when to report.
     i. You must report each obligating action described in paragraph a.1. of this award term to http://www.fsrs.gov.
     ii. For subaward information, report no later than the end of the month following the month in which the obligation was made. (For example, if the obligation was made on November 7, 2010, the obligation must be reported by no later than December 31, 2010.)

3. What to report. You must report the information about each obligating action that the submission instructions posted at http://www.fsrs.gov specify.

b. Reporting Total Compensation of Recipient Executives.

1. Applicability and what to report. You must report total compensation for each of your five most highly compensated executives for the preceding completed fiscal year, if
     i. the total Federal funding authorized to date under this award is $25,000 or more;
     ii. in the preceding fiscal year, you received;
          (A) 80 percent or more of your annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and
          (B) $25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and
     iii. The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2. Where and when to report. You must report executive total compensation described in paragraph b.1. of this award term:
     i. As part of your registration profile at http://www.ccr.gov.
     ii. By the end of the month following the month in which this award is made, and annually thereafter.

c. Reporting of Total Compensation of Subrecipient Executives.

1. Applicability and what to report. Unless you are exempt as provided in paragraph d. of this award term, for each first-tier subrecipient under this award, you shall report the names and total compensation of each of the subrecipient's five most highly compensated executives for the subrecipient's preceding completed fiscal year, if;
     i. in the subrecipient's preceding fiscal year, the subrecipient received;
          (A) 80 percent or more of its annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and
          (B) $25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts), and Federal financial assistance subject to the Transparency Act (and subawards); and
     ii. The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm. )

2. Where and when to report. You must report subrecipient executive total compensation described in paragraph c.1. of this award term:
     i. To the recipient.
     ii. By the end of the month following the month during which you make the subaward. For example, if a subaward is obligated on any date during the month of October of a given year ( i.e., between October 1 and 31), you must report any required compensation information of the subrecipient by November 30 of that year.

d. Exemptions

If, in the previous tax year, you had gross income, from all sources, under $300,000, you are exempt from the requirements to report:
     i. Subawards,
     and
     ii. The total compensation of the five most highly compensated executives of any subrecipient.

e. Definitions. For purposes of this award term:

1. Entity means all of the following, as defined in 2 CFR part 25:
     i. A Governmental organization, which is a State, local government, or Indian tribe;
     ii. A foreign public entity;
     iii. A domestic or foreign nonprofit organization;
     iv. A domestic or foreign for-profit organization;
     v. A Federal agency, but only as a subrecipient under an award or subaward to a non-Federal entity.

2. Executive means officers, managing partners, or any other employees in management positions.

3. Subaward:
     i. This term means a legal instrument to provide support for the performance of any portion of the substantive project or program for which you received this award and that you as the recipient award to an eligible subrecipient.
     ii. The term does not include your procurement of property and services needed to carry out the project or program (for further explanation, see Sec. __ .210 of the attachment to OMB Circular A-133, Audits of States, Local Governments, and Non-Profit Organizations).

     iii. A subaward may be provided through any legal agreement, including an agreement that you or a subrecipient considers a contract.

4. Subrecipient means an entity that:
     i. Receives a subaward from you (the recipient) under this award; and
     ii. Is accountable to you for the use of the Federal funds provided by the subaward.

5. Total compensation means the cash and noncash dollar value earned by the executive during the recipient's or subrecipient's preceding fiscal year and includes the following (for more information see 17 CFR 229.402(c)(2)):
     i. Salary and bonus.
     ii. Awards of stock, stock options, and stock appreciation rights. Use the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) (FAS 123R), Shared Based Payments.
     iii. Earnings for services under non-equity incentive plans. This does not include group life, health, hospitalization or medical reimbursement plans that do not discriminate in favor of executives, and are available generally to all salaried employees.
     iv. Change in pension value. This is the change in present value of defined benefit and actuarial pension plans.
     v. Above-market earnings on deferred compensation which is not tax-qualified.
     vi. Other compensation, if the aggregate value of all such other compensation (e.g. severance, termination payments, value of life insurance paid on behalf of the employee, perquisites or property) for the executive exceeds $10,000.

CENTRAL CONTRACT REGISTRATION AND UNIVERSAL IDENTIFIER REQUIREMENTS

A. Requirement for Central Contractor Registration (CCR)

Unless you are exempted from this requirement under 2 CFR 25.110, you as the recipient must maintain the currency of your information in the CCR until you submit the final financial report required under this award or receive the final payment, whichever is later. This requires that you review and update the information at least annually after the initial registration, and more frequently if required by changes in your information or another award term.

B. Requirement for Data Universal Numbering System (DUNS) Numbers

If you are authorized to make subawards under this award, you:

1. Must notify potential subrecipients that no entity (see definition in paragraph C of this award term) may receive a subaward from you unless the entity has provided its DUNS number to you.

2. May not make a subaward to an entity unless the entity has provided its DUNS number to you.

C. Definitions
For purposes of this award term:

1. Central Contractor Registration (CCR) means the Federal repository into which an entity must provide information required for the conduct of business as a recipient. Additional information about registration procedures may be found at the CCR Internet site (currently at http://www.ccr.gov).

2. Data Universal Numbering System (DUNS) number means the nine-digit number established and assigned by Dun and Bradstreet, Inc. (D&B) to uniquely identify business entities. A DUNS number may be obtained from D&B by telephone (currently 866-705-5711) or the Internet (currently at http://fedgov.dnb.com/webform).

3. Entity, as it is used in this award term, means all of the following, as defined at 2 CFR part 25, subpart C:
     a. A Governmental organization, which is a State, local government, or Indian Tribe;
     b. A foreign public entity;
     c. A domestic or foreign nonprofit organization;
     d. A domestic or foreign for-profit organization; and
     e. A Federal agency, but only as a subrecipient under an award or subaward to a non-Federal entity.

4. Subaward:
     a. This term means a legal instrument to provide support for the performance of any portion of the substantive project or program for which you received this award and that you as the recipient award to an eligible subrecipient.
     b. The term does not include your procurement of property and services needed to carry out the project or program (for further explanation, see Sec. __.210 of the attachment to OMB Circular A-133, Audits of States, Local Governments, and Non-Profit Organizations).
     c. A subaward may be provided through any legal agreement, including an agreement that you consider a contract.

5. Subrecipient means an entity that:
     a. Receives a subaward from you under this award; and
     b. Is accountable to you for the use of the Federal funds provided by the subaward.

FINAL INCURRED COST AUDIT

In accordance with 10 CFR 600, DOE reserves the right to initiate a final incurred cost audit on this award.  If the audit has not been performed or completed prior to the closeout of the award, DOE retains the right to recover an appropriate amount after fully considering the recommendations on disallowed costs resulting from the final audit.

PROPERTY

Real property, and equipment acquired by the Recipient shall be subject to the rules set forth in 10 CFR 600.130-137, 10 CFR 600.231-233, or 10 CFR 600.320-324 as applicable.

Consistent with the goals and objectives of this project, the Recipient may continue to use Recipient acquired  property beyond the Period of Performance, without obligation, during the period of such use, to extinguish DOE's conditional title to such property as described in 10 CFR 600.132-135, 10 CFR 600.231-233, 600.321-324, subject to the following:  (a) the Recipient continues to utilize such property for the objectives of the project as set forth in the Statement of Project Objectives; (b) DOE retains the right to periodically ask for, and the Recipient agrees to provide, reasonable information concerning the use and condition of the property; and (c) the Recipient follows the property disposition rules set forth in the applicable sections of 10 CFR Part 600, if the property is no longer used by the Recipient for the objectives of the project, and the fair market value of property exceeds $5,000.

Once the per unit fair market value of the property is less than $5,000, pursuant to the applicable sections of 10 CFR Part 600, DOE's residual interest in the property shall be extinguished and Recipient shall have no further obligation to the DOE with respect to the property.

The regulations as set forth in 10 CFR Part 600 and the requirements of this article shall also apply to property in the possession of any team member, sub-recipient or other entity where such property was acquired in whole in part with funds provided by DOE under this grant or where such property was counted as cost-sharing under the grant.

Award No. DE-EE0005501 – Attachment 1
CDSB-1003
Intellectual Property Provisions (CDSB-1003)
Cooperative Agreement - Special Data Statute
Research, Development, or Demonstration
Domestic Small Businesses

01. FAR 52.227-1	Authorization and Consent (JUL 1995)-Alternate I (APR 1984)

02. FAR 52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement (AUG 1996)

03. 10 CFR 600.325 Appendix A	Rights in Data - Programs Covered Under Special Data Statutes (OCT 2003) List of Protected Data

04. FAR 52.227-23	Rights to Proposal Data (Technical) (JUN 1987)

05. 10 CFR 600.325 Appendix A	Patent Rights (Small Business Firms and Nonprofit Organizations) (OCT 2003)

NOTE: In reading these provisions, any reference to “contractor” shall mean “recipient,” and any reference to “contract” or “subcontract” shall mean “award” or “subaward.”

01. FAR 52.227-1 Authorization and Consent (JUL 1995)-Alternate I (APR 1984)

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Contractor agrees to include, and require inclusion of, this clause, suitably modified to identify the parties, in all subcontracts at any tier for research and development expected to exceed the simplified acquisition threshold; however, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

02. FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement (AUG 1996)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in possession of the Contractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor agrees to include, and require inclusion of, this clause in all subcontracts at any tier for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies, models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.101.

03. 10 CFR 600.325 Appendix A, Rights in Data - Programs Covered Under Special Data Statutes
(OCT 2003)

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.
Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.
Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.
Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.
Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.
Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.
Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.
Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.
Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in—
(i) Data specifically identified in this agreement as data to be delivered without restriction;
(ii) Form, fit, and function data delivered under this agreement;
(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and
(iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.
(2) The Recipient shall have the right to—
(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;
(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;
(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and
(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.
(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in subparagraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.
(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Recipient shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in subparagraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.
(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;
(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting
Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.
(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer's decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer's determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.
(2) The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient's expense, and the Contracting Officer may agree to do so if the Recipient—
(i) Identifies the data to which the omitted notice is to be applied;
(ii) Demonstrates that the omission of the notice was inadvertent;
(iii) Establishes that the use of the proposed notice is authorized; and
(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.
(2) The Contracting Officer may also:
(i) Permit correction at the Recipient's expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or
(ii) Correct any incorrect notices.

(g) Rights to Protected Data

(1) The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed “protected data'' will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

PROTECTED RIGHTS NOTICE
These protected data were produced under agreement no. DE-EE0005501 with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government up to three (3) years from the date Protected Data is produced, unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice)

(2) Any such marked Protected Data may be disclosed under obligations of confidentiality for the following purposes:
(a) For evaluation purposes under the restriction that the “Protected Data'' be retained in confidence and not be further disclosed; or
(b) To subcontractors or other team members performing work under the Government's program, Vehicle Technologies.
(3) The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data.
(a) At the end of the protected period;
(b) If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;
(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or
(d) If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.
(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional nonprotected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data.

- High level vehicle test data, including performance, cost of ownership, and fuel economy
- High level component test data, including performance and degradation

(5) The Government's sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient's obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at anytime during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient's facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient's assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

PROTECTED DATA

The following is a listing of data anticipated to be generated under this award that the Recipient expects will qualify as “Protected Data,” as that term is defined in the “Rights in Data—Programs Covered Under Special Data Statutes” clause in this award.

Consistent with the NETL Special Term and Condition entitled “Conditions on Award”, no later than December 31, 2011, DOE and Recipient (“Parties”) must agree on a publicly releasable listing of protected data that can be inserted into this clause.  The listing of data will be incorporated into the Cooperative Agreement through an amendment signed by the DOE Contracting Officer.

If a patent is issued by the United States Patent and Trademark Office or the patent office of any foreign country based on any information asserted to be Protected Data, the Government will no longer treat any data contained in such issued patent as Protected Data.  In addition, if any information asserted to be Protected Data   results in or becomes a Subject Invention, as that term is defined in the patent rights clause of this agreement, the Government will only treat such data as Protected Data until the Recipient has filed its initial patent application.

04. FAR 52.227-23 Rights to Proposal Data (Technical) (JUN 1987)

Except for data contained on pages 12 and 23, it is agreed that as a condition of award of this contract, and notwithstanding the conditions of any notice appearing thereon, the Government shall have unlimited rights (as defined in the "Rights in Data—General" clause contained in this contract) in and to the technical data contained in the proposal dated February 28, 2011, upon which this contract is based.

05. 10 CFR 600.325 Appendix A, Patent Rights (Small Business Firms and Nonprofit Organizations) (OCT
2003)

(a) Definitions

Invention means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).
Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.
Nonprofit organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a State nonprofit organization statute.
Practical application means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

Small business firm means a small business concern as defined at section 2 of Public Law 85-536 (16 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3 through 121.8 and 13 CFR 121.3 through 121.12, respectively, will be used.
Subject invention means any invention of the Recipient conceived or first actually reduced to practice in the performance of work under this award, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d) must also occur during the period of award performance.

(b) Allocation of Principal Rights

The Recipient may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this Patent Rights clause and 35 U.S.C. 203. With respect to any subject invention in which the Recipient retains title, the Federal Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the U.S. the subject invention throughout the world.

(c) Invention Disclosure, Election of Title and Filing of Patent Applications by Recipient

(1) The Recipient will disclose each subject invention to DOE within two months after the inventor discloses it in writing to Recipient personnel responsible for the administration of patent matters. The disclosure to DOE shall be in the form of a written report and shall identify the award under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Recipient will promptly notify DOE of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient.
(2) The Recipient will elect in writing whether or not to retain title to any such invention by notifying DOE within two years of disclosure to DOE. However, in any case where publication, on sale, or public use has initiated the one year statutory period wherein valid patent protection can still be obtained in the U.S., the period for election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.
(3) The Recipient will file its initial patent application on an invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the U.S. after a publication, on sale, or public use. The Recipient will file patent applications in additional countries or  international patent offices within either ten months of the corresponding initial patent application, or six months from the date when permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications when such filing has been prohibited by a Secrecy Order.
(4) Requests for extension of the time for disclosure to DOE, election, and filing under subparagraphs (c)(1), (2), and (3) of this clause may, at the discretion of DOE, be granted.

(d) Conditions When the Government May Obtain Title

The Recipient will convey to DOE, upon written request, title to any subject invention:
(1) If the Recipient fails to disclose or elect the subject invention within the times specified in paragraph (c) of this patent rights clause, or elects not to retain title; provided that DOE may only request title within 60 days after learning of the failure of the Recipient to disclose or elect within the specified times;
(2) In those countries in which the Recipient fails to file patent applications within the times specified in paragraph (c) of this Patent Rights clause; provided, however, that if the Recipient has filed a patent application in a country after the times specified in paragraph (c) of this Patent Rights clause, but prior to its receipt of the written request of DOE, the Recipient shall continue to retain title in that country; or
(3) In any country in which the Recipient decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in a reexamination or opposition proceeding on, a patent on a subject invention.

(e) Minimum Rights to Recipient and Protection of the Recipient Right To File

(1) The Recipient will retain a non-exclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Recipient fails to disclose the subject invention within the times specified in paragraph (c) of this Patent Rights clause. The Recipient's license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Recipient is a party and includes the right to grant sublicenses of the same scope of the extent the Recipient was legally obligated to do so at the time the award was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Recipient's business to which the invention pertains.
(2) The Recipient's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR part 404 and the agency's licensing regulation, if any.
This license will not be revoked in that field of use or the geographical areas in which the Recipient has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at discretion of the funding Federal agency to the extent the Recipient, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.
(3) Before revocation or modification of the license, the funding Federal agency will furnish the Recipient a written notice of its intention to revoke or modify the license, and the Recipient will be allowed thirty days (or such other time as may be authorized by DOE for good cause shown by the Recipient) after the notice to show cause why the license should not be revoked or modified. The Recipient has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and the agency's licensing regulations, if any, concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Recipient Action To Protect Government's Interest

(1) The Recipient agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:
(i) Establish or confirm the rights the Government has throughout the world in those subject inventions for which the Recipient retains title; and
(ii) Convey title to DOE when requested under paragraph (d) of this Patent Rights clause, and to enable the government to obtain patent protection throughout the world in that subject invention.
(2) The Recipient agrees to require, by written agreement, its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under this award in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this Patent Rights clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government's rights in the subject inventions. The disclosure format should require, as a minimum, the information requested by paragraph (c)(1) of this Patent Rights clause. The Recipient shall instruct such employees through the employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.
(3) The Recipient will notify DOE of any decision not to continue prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.
(4) The Recipient agrees to include, within the specification of any U.S. patent application and any patent issuing thereon covering a subject invention, the following statement: ``This invention was made with Government support under (identify the award) awarded by (identify DOE). The Government has certain rights in this invention.''

(g) Subaward/Contract

(1) The Recipient will include this Patent Rights clause, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, for experimental, developmental or research work to be performed by a small business firm or nonprofit organization. The subrecipient/contractor will retain all rights provided for the Recipient in this Patent Rights clause, and the Recipient will not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractors' subject inventions.
(2) The Recipient will include in all other subawards/contracts, regardless of tier, for experimental, developmental or research work, the patent rights clause required by 10 CFR 600.325(c).

(3) In the case of subawards/contracts at any tier, DOE, the Recipient, and the subrecipient/contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subrecipient/contractor and DOE with respect to those matters covered by the clause.

(h) Reporting on Utilization of Subject Inventions

The Recipient agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Recipient and such other data and information as DOE may reasonably specify. The Recipient also agrees to provide additional reports in connection with any march-in proceeding undertaken by DOE in accordance with paragraph (j) of this Patent Rights clause. As required by 35 U.S.C. 202(c)(5), DOE agrees it will not disclose such information to persons outside the Government without the permission of the Recipient.

(i) Preference for United States Industry.

Notwithstanding any other provision of this Patent Rights clause, the Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the U.S. unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the U.S. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the U.S. or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in-Rights

The Recipient agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with procedures at 37 CFR 401.6 and any supplemental regulations of the Agency to require the Recipient, an assignee or exclusive licensee of a subject invention to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances and if the Recipient, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that:
(1) Such action is necessary because the Recipient or assignee has not taken or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;
(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Recipient, assignee, or their licensees;
(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Recipient, assignee, or licensee; or
(4) Such action is necessary because the agreement required by paragraph (i) of this Patent Rights clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the U.S. is in breach of such agreement.

(k) Special Provisions for Awards With Nonprofit Organizations

If the Recipient is a nonprofit organization, it agrees that:
(1) Rights to a subject invention in the U.S. may not be assigned without the approval of DOE, except where such assignment is made to an organization which has as one of its primary functions the management of inventions, provided that such assignee will be subject to the same provisions as the Recipient;
(2) The Recipient will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when DOE deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;
(3) The balance of any royalties or income earned by the Recipient with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions, will be utilized for the support of scientific or engineering research or education; and

(4) It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms and that it will give preference to a small business firm if the Recipient determines that the small business firm has a plan or proposal for marketing the invention which, if executed, is equally likely to bring the invention to practical application as any plans or proposals from applicants that are not small business firms; provided that the Recipient is also satisfied that the small business firm has the capability and resources to carry out its plan or proposal. The decision whether to give a preference in any specific case will be at the discretion of the Recipient. However, the Recipient agrees that the Secretary of Commerce may review the Recipient's licensing program and decisions regarding small business applicants, and the Recipient will negotiate changes to its licensing policies, procedures or practices with the Secretary when the Secretary's review discloses that the Recipient could take reasonable steps to implement more effectively the requirements of this paragraph (k)(4).
(l) Communications

All communications required by this Patent Rights clause should be sent to the DOE Patent Counsel address listed in the Award Document.

(m) Electronic Filing

Unless otherwise Specified in the award, the information identified in paragraphs (f)(2) and (f)(3) may be  electronically filed.

SOPO ATTACHMENT 2a

Project Management Plan:

This plan should be formatted to include the following sections with each section to include the information as described below:

A.  Executive Summary:  Provide a description of the project that includes the objective, project goals, and expected results. The description should include a high level description of the technology, potential use or benefit of the technology, location of work sites and a brief discussion of work performed at each site, along with a description of project phases (if the project includes phases).  For purposes of the application, this information is included in the Project Narrative (Field 7) and should be simply copied to this document for completeness, so that the Project Management Plan is a stand-alone document.

B.  Risk Management:  Provide a summary description of the proposed approach to identify, analyze, and respond to perceived risks associated with the proposed project.  Project risk events are uncertain future events that, if realized, impact the success of the project.  As a minimum, include the initial identification of significant technical, resource, and management issues that have the potential to impede project progress and strategies to minimize impacts from those issues.

C.  Milestone Log:  Provide milestones for each budget period (or phase) of the project.  Each milestone should include a title and planned completion date.  Milestones should be quantitative and show progress toward budget period and/or project goals.

The following are examples of the type of milestones that should be included in the Project Management Plan.  These should be tailored to meet the specific work tasks of the project (some may be deleted if not applicable):

•	Initial Simulation and Modeling Complete

•	Initial (Material, Component, or Process) Specifications Complete

•	Initial (Material, Component, or Process) Design Complete

•	Commercialization Plan Complete

•	Initial (Material, Component, or Process) Development & Testing Complete

•	(Material, Component, or Process) Downselection Complete

•	Test Cell (Material, Component, or Process) and Systems Demonstrations Initiated

•	Test Cell (Material, Component, or Process) and Systems Demonstrations Completed

•	Delivery of Technology or Material for Government Confirmatory Testing Completed (AOIs 4 and 5 only)

•	Systems Integration Design Complete

•	Vehicle Integration and Demonstration Initiated

•	Vehicle Integration and Demonstration 50% Completed

•	Vehicle Integration and Demonstration 100% Completed

[Note: During project performance, the Recipient will report the Milestone Status as part of the required quarterly Progress Report as prescribed in the award document under Attachment 4, Reporting Requirements Checklist.  The Milestone Status will present actual performance in comparison with Milestone Log, and include:

(1)    the actual status and progress of the project,

(2)    specific progress made toward achieving the project’s milestones, and,

(3)    any proposed changes in the project’s schedule required to complete milestones. ]

D.  Funding and Costing Profile:  Provide a table (the Project Funding Profile) that shows, by budget period, the amount of government funding going to each project team member.  The table should also include total project information (DOE share and recipient share) and cost share percentages. Provide a second table  (the Project Government Payment Profile) that projects, by month, the government payments or disbursements planned for the first budget period, at a minimum.  The “Project Government Payment Profile” should account for billing delays associated with the recipient billing process prior to requested reimbursement by the DOE.

E.  Project Timeline:  Provide a timeline of the project (similar to a Gantt chart) broken down by each task and subtask, as described in the Statement of Project Objectives.  The timeline should include for each task, a start date, and end date.  The timeline should show interdependencies between tasks and include the milestones that are identified in the Milestone Log (Section C).

F.  Success Criteria at Decision Points:  Provide success criteria for each decision point in the project, including go/no-go decision points and the conclusions of budget periods and the entire project.  The success criteria should be objective and stated in terms of specific, measurable, and repeatable data.  Usually, the success criteria pertain to desirable outcomes, results, and observations from the project.

G.  Key Partnerships or Teaming Arrangements:  Provide a list of key team members in the project as well as the role of each team member.  A hierarchical project organization and structure chart should be provided along with a description of the role and responsibilities of each team member in terms of contribution to project scope. The section should also include key team members who fulfill single or multiple roles within a project as well as the contact information for each.

H. Facilities and Resources:  Provide a list of project locations along with a discussion of capabilities and activities performed at each site in terms of contribution to project scope. The address of each work site should be provided.

I.  Technology Readiness Levels (TRLs): Identify the readiness level of the technology associated with the project as well as the planned progression during the course of project execution.  A detailed explanation of the rationale for the estimated technology readiness level should be provided. Specific entry criteria for the next higher technology readiness level should be identified. The following definitions apply:

TRL-1. Basic principles observed and reported: Scientific problem or phenomenon identified. Essential characteristics and behaviors of systems and architectures are identified using mathematical formulations or algorithms. The observation of basic scientific principles or phenomena has been validated through peer-reviewed research. Technology is ready to transition from scientific research to applied research.

TRL-2. Technology concept and/or application formulated: Applied research activity. Theory and scientific principles are focused on specific application areas to define the concept. Characteristics of the application are described. Analytical tools are developed for simulation or analysis of the application.

TRL-3. Analytical and experimental critical function and/or characteristic proof of concept: Proof of concept validation has been achieved at this level.  Experimental research and development is initiated with analytical and laboratory studies. System/integrated process requirements for the overall system application are well known. Demonstration of technical feasibility using immature prototype implementations are exercised with representative interface inputs to include electrical, mechanical, or controlling elements to validate predictions.

TRL-4. Component and/or process validation in laboratory environment- Alpha prototype (component) Standalone prototyping implementation and testing in laboratory environment demonstrates the concept.  Integration and testing of component technology elements are sufficient to validate feasibility.

TRL-5. Component and/or process validation in relevant environment- Beta prototype (component): Thorough prototype testing of the component/process in relevant environment to the end user is performed. Basic technology elements are integrated with reasonably realistic supporting elements based on available technologies. Prototyping implementations conform to the target environment and interfaces.

TRL 6. System/process model or prototype demonstration in a relevant environment- Beta prototype (system): Prototyping implementations are partially integrated with existing systems. Engineering feasibility fully demonstrated in actual or high fidelity system applications in an environment relevant to the end user.

TRL-7. System/process prototype demonstration in an operational environment- Integrated pilot (system): System prototyping demonstration in operational environment. System is at or near full scale (pilot or engineering scale) of the operational system, with most functions available for demonstration and test. The system, component, or process is integrated with collateral and ancillary systems in a near production quality prototype.

TRL-8. Actual system/process completed and qualified through test and demonstration- Pre-commercial demonstration:  End of system development. Full-scale system is fully integrated into operational environment with fully operational hardware and software systems. All functionality is tested in simulated and operational scenarios with demonstrated achievement of end-user specifications.   Technology is ready to move from development to commercialization.

DE-EE0004840
ATTACHMENT 3 – RR CHECKLIST

DOE F 4600.2 (03/11) All Other Editions Are Obsolete	U.S. Department of Energy FEDERAL ASSISTANCE REPORTING CHECKLIST AND INSTRUCTIONS FOR RD&D PROJECTS

1. Identification Number: DE-EE0005501	2. Program/Project Title: Advanced Vehicle Testing and Evaluation
3. Recipient: Electric Transportation and Engineering Corporation
4. Reporting Requirements:

A.   MANAGEMENT REPORTING

☒ Research  Performance Progress Report  (RPPR)
☒ Special Status Report

B.  SCIENTIFIC/TECHNICAL REPORTING

(Reports/Products must be submitted with appropriate DOE F 241.  The 241 forms are available at www.osti.gov/elink)

Report/Product                                                    Form
☒ Final Scientific/Technical Report                          DOE F 241.3
☐ Conference papers/proceedings*                           DOE F 241.3
☐ Software/Manual                                                    DOE F 241.4
☐ Other (see special instructions)                              DOE F 241.3
 * Scientific and technical conferences only

C.  FINANCIAL REPORTING

☒ SF-425 Federal Financial Report

D.  CLOSEOUT REPORTING

☒ Patent Certification
☒ SF-428 & 428B Final Property Report
☐ Other

E.  OTHER REPORTING

☒ Annual Indirect Cost Proposal
☐ Audit of For-Profit Recipients
☒ SF-428 Tangible Personal Property Report Forms Family
☒ Other, See Statement of Project Objectives

	Frequency	Addressees
Q A F Q,F F F A A A
https://www.eere-
pmc.energy.gov/SubmitReports.aspx
https://www.eere-
pmc.energy.gov/SubmitReports.aspx

http://www.osti.gov/elink-2413
http://www.osti.gov/elink-2413
http://www.osti.gov/estsc/241-4pre.jsp
http://www.osti.gov/elink-2413

https://www.eere-
pmc.energy.gov/SubmitReports.aspx

https://www.eere-
pmc.energy.gov/SubmitReports.aspx
https://www.eere-
pmc.energy.gov/SubmitReports.aspx
https://www.eere-
pmc.energy.gov/SubmitReports.aspx

See block 5 below for instructions.

https://www.eere-
pmc.energy.gov/SubmitReports.aspx
https://www.eere-
pmc.energy.gov/SubmitReports.aspx

FREQUENCY CODES AND DUE DATES:

A -  Within 5 calendar days after events or as specified.
F -   Final; 90 calendar days after expiration or termination of the award.
Y -   Yearly; 90 days after the end of the reporting period.
Y180  - Yearly, 180 days after the end of the recipient’s fiscal year
S - Semiannually; within 30 days after end of reporting period. Q - Quarterly; within 30 days after end of the reporting period. O – See Instructions for further details
5. Special Instructions:  Forms are available at https://www.eere-pmc.energy.gov/forms.aspx.

Annual Indirect Cost Proposal – If DOE is the Cognizant Federal Agency, then the proposal should be sent https://www.eere-pmc.energy.gov/SubmitReports.aspx .  Otherwise, it should be sent to the Cognizant Federal Agency.

Federal Assistance Reporting Instructions (03/11)

A.	MANAGEMENT REPORTING

Research Performance Progress Report (RPPR)

See attached document entitled “Research Performance Progress Report”.

Special Status Report

The recipient must report the following events by e-mail as soon as possible after they occur:

1.	Developments that have a significant favorable impact on the project.

2.
Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public  The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:

a.	Any single fatality or injuries requiring hospitalization of five or more individuals.

b.	Any significant environmental permit violation.

c.	Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes.

d.	Any incident which causes a significant process or hazard control system failure.

e.	Any event which is anticipated to cause a significant schedule slippage or cost increase.

f.	Any damage to Government-owned equipment in excess of $50,000.

g.	Any other incident that has the potential for high visibility in the media.

B.	SCIENTIFIC/TECHNICAL REPORTS

Final Scientific/Technical Report

Content. The final scientific/technical report must include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1.	Identify the DOE award number; name of recipient; project title; name of project director/principal investigator; and consortium/teaming members.

2.
Display prominently on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data.  Reports delivered without such notices may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports.

3.
Provide an executive summary, which includes a discussion of 1) how the research adds to the understanding of the area investigated; 2) the technical effectiveness and economic feasibility of the methods or techniques investigated or demonstrated; or 3) how the project is otherwise of benefit to the public.  The discussion should be a minimum of one paragraph and written in terms understandable by an educated layman.

4.	Provide a comparison of the actual accomplishments with the goals and objectives of the project.

5.
Summarize project activities for the entire period of funding, including original hypotheses, approaches used, problems encountered and departure from planned methodology, and an assessment of their impact on the project results.  Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the conclusions.

6.	Identify products developed under the award and technology transfer activities, such as:

a.
Publications (list journal name, volume, issue), conference papers, or other public releases of results.   If not provided previously, attach or send copies of any public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page;

b.	Web site or other Internet sites that reflect the results of this project;

c.	Networks or collaborations fostered;

d.	Technologies/Techniques;

e.	Inventions/Patent Applications, licensing agreements; and

f.	Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

7.	For projects involving computer modeling, provide the following information with the final report:

a.	Model description, key assumptions, version, source and intended use;

b.	Performance criteria for the model related to the intended use;

c.	Test results to demonstrate the model performance criteria were met (e.g., code verification/validation, sensitivity analyses, history matching with lab or field data, as appropriate);

d.	Theory behind the model, expressed in non-mathematical terms;

e.	Mathematics to be used, including formulas and calculation methods;

f.	Whether or not the theory and mathematical algorithms were peer reviewed, and, if so, include a summary of theoretical strengths and weaknesses;

g.	Hardware requirements; and

h.	Documentation (e.g., users guide, model code).

Electronic Submission. The final scientific/technical report must be submitted electronically via the DOE Energy Link System (E-Link) accessed at http://www.osti.gov/elink-2413.

Electronic Format.  Reports must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts.  Materials, such as prints, videos, and books, that are essential to the report but cannot be submitted electronically, should be sent to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page.

Submittal Form.  The report must be accompanied by a completed electronic version of DOE Form 241.3, “U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI).”  You can complete, upload, and submit the DOE F.241.3 online via E-Link.   You are encouraged not to submit patentable material or protected data in these reports, but if there is such material or data in the report, you must: (1) clearly identify patentable or protected data on each page of the report; (2) identify such material on the cover of the report; and (3) mark the appropriate block in Section K of the DOE F 241.3.  Reports must not contain any limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.   Protected data is specific technical data, first produced in the performance of the award that is protected from public release for a period of time by the terms of the award agreement.

Conference Papers/Proceedings

Content:  The recipient must submit a copy of any conference papers/proceedings, with the following information: (1) Name of conference; (2) Location of conference; (3) Date of conference; and (4) Conference sponsor.

Electronic Submission.  Scientific/technical conference paper/proceedings must be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413. Non-scientific/technical conference papers/proceedings must be sent to the URL listed on the Reporting Checklist.

Electronic Format.  Conference papers/proceedings must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts.  If the proceedings cannot be submitted electronically, they should be sent to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page.

Submittal Form. Scientific/technical conference papers/proceedings must be accompanied by a completed DOE Form 241.3.  The form and instructions are available on E-Link at http://www.osti.gov/elink-2413.  This form is not required for non-scientific or non-technical conference papers or proceedings.

Software/Manual

Content.  Unless otherwise specified in the award, the following must be delivered:  source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the software and to be able to modify the software in subsequent development efforts.

Electronic Submission. Submissions may be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/estsc/241-4pre.jsp. They may also be submitted via regular mail to:

Energy Science and Technology Software Center
P.O. Box 1020
Oak Ridge, TN  37831

Submittal Form. Each software deliverable and its manual must be accompanied by a completed DOE Form 241.4 “Announcement of U.S. Department of Energy Computer Software.”  The form and instructions are available on E-Link at http://www.osti.gov/estsc/241-4pre.jsp.

Protected Personally Identifiable Information (PII).  Management Reports or Scientific/Technical Reports must not contain any Protected PII.  PII is any information about an individual which can be used to distinguish or trace an individual’s identity.  Some information that is considered to be PII is available in public sources such as telephone books, public websites, university listings, etc.  This type of information is considered to be Public PII and includes, for example, first and last name, address, work telephone number, e-mail address, home telephone number, and general educational credentials.  In contrast, Protected PII is defined as an individual’s first name or first initial and last name in combination with any one or more of types of information, including, but not limited to, social security number, passport number, credit card numbers, clearances, bank numbers, biometrics, date and place of birth, mother’s maiden name, criminal, medical and financial records, educational transcripts, etc.

C.	FINANCIAL REPORTING

Recipients must complete the SF-425 as identified on the Reporting Checklist in accordance with the report instructions.   A fillable version of the form is available at http://www.whitehouse.gov/omb/grants/grants_forms.aspx.

D.	CLOSEOUT REPORTS

Final Invention and Patent Report

The recipient must provide a DOE Form 2050.11, “PATENT CERTIFICATION.”   This form is   available at http://energy.gov/management/office-management/operational-management/financial-assistance/financial-assistance-forms.

Final Property Report

See Instructions under SF-428 Tangible Personal Property Report Forms Family below.

E.	OTHER REPORTING

Annual Indirect Cost Proposal and Reconciliation

Requirement.  In accordance with the applicable cost principles, the recipient must submit an annual indirect cost proposal, reconciled to its financial statements, within six months after the close of the recipient’s fiscal year, unless the award is based on a predetermined or fixed indirect rate(s), or a fixed amount for indirect or facilities and administration (F&A) costs.

Cognizant Agency.  The recipient must submit its annual indirect cost proposal directly to the cognizant agency for negotiating and approving indirect costs.  If the DOE awarding office is the cognizant agency, submit the annual indirect cost proposal to https://www.eere-pmc.energy.gov/SubmitReports.aspx

SF-428 Tangible Personal Property Report Forms Family

Requirement. The SF-428 is a forms family consisting of 5 forms: the SF-428, SF-428-A, SF-428-B, SF-428-C and SF-428S.  Fillable versions of the SF-428 forms are available at http://energy.gov/management/office-management/operational-management/financial-assistance/financial-assistance-forms

•	The SF-428 is the cover page and the submitter attaches the appropriate form or forms as listed on the SF-428.

•	The SF-428A is the Annual report, due Oct 30th of each calendar year.

•	The SF-428B is the Final Award Closeout Report, due at award completion.

•	The SF-428C is the Disposition Report/Request.

•	The SF-428S is the supplemental form for the SF-428-A, SF-428-B, and SF-428-C.

 If at any time during the award the recipient is provided Government-furnished property or acquires property with project funds and the award specifies that the property vests in the Federal Government (i.e. federally owned property), the recipient must submit an annual inventory of this property to the DOE Administrator using the SF-428 and SF-428-A forms at the address on page 1 of this checklist no later than October 30th of each calendar year, to cover an annual reporting period ending on the preceding September 30th.  The SF-428 and SF-428-B reports are required during closeout.

Content of Inventory.  As required on the SF-428-A form, the inventory must include a description of the property, tag number, acquisition date, and acquisition cost, if purchased with project funds.  The location of property should be listed under the Comments section. The report must list all federally owned property, including property located at subcontractor’s facilities or other locations.

Attachment 1	Reporting Requirements Checklist for RD&D Awards

RESEARCH PERFORMANCE PROGRESS REPORT

Standard Cover Page Data Elements and Reporting Categories

The standard cover page data elements shown below, as well as mandatory and optional components comprise the complete research performance progress report format.

Each category in the RPPR is a separate reporting component.  Each component is marked to indicate if it is optional or mandatory.   Mandatory components must be addressed in each report, optional are at your discretion.

If you have nothing significant to report during the reporting period on a question or item, state “Nothing to Report.”

1. COVER PAGE DATA ELEMENTS: Mandatory

•	Federal Agency and Organization Element to Which Report is Submitted
•	Federal Grant or Other Identifying Number Assigned by Agency
•	Project Title
•	PD/PI Name, Title and Contact Information (e-mail address and phone number)
•	Name of Submitting Official, Title, and Contact Information (e-mail address and phone number), if other than PD/PI
•	Submission Date
•	DUNS Number
•	Recipient Organization (Name and Address)
•	Project/Grant Period (Start Date, End Date)
•	Reporting Period End Date
•	Report Term or Frequency (annual, semi-annual, quarterly, other)
•	Signature of Submitting Official (electronic signatures (i.e., Adobe Acrobat) are acceptable)

2. ACCOMPLISHMENTS:  Mandatory

What was done? What was learned?

The information provided in this section allows the agency to assess whether satisfactory progress has been made during the reporting period.

INSTRUCTIONS – Accomplishments

The PI is reminded that the grantee is required to obtain prior written approval from the Contracting Officer whenever there are significant changes in the project or its direction. Requests for prior written approval must be submitted to the Contracting Officer (submission via Fedconnect is acceptable).

•	What are the major goals and objectives of the project?
•	What was accomplished under these goals?
•	What opportunities for training and professional development has the project provided?
•	How have the results been disseminated to communities of interest?
•	What do you plan to do during the next reporting period to accomplish the goals and objectives?

What are the major goals of the project?

List the major goals of the project as stated in the approved application or as approved by the agency. If the application lists milestones/target dates for important activities or phases of the project, identify these dates and show actual completion dates or the percentage of completion. Generally, the goals will not change from one reporting period to the next. However, if the awarding agency approved changes to the goals during the reporting period, list the revised goals and objectives. Also explain any significant changes in approach or methods from the agency approved application or plan.

A suggested format for the Milestone Status Report is included herein as Exhibit 1.

What was accomplished under these goals?

For this reporting period describe: 1) major activities; 2) specific objectives; 3) significant results, including major findings, developments, or conclusions (both positive and negative); and 4) key outcomes or other achievements. Include a discussion of stated goals not met. As the project progresses, the emphasis in reporting in this section should shift from reporting activities to reporting accomplishments.

What opportunities for training and professional development has the project provided?

Describe opportunities for training and professional development provided to anyone who worked on the project or anyone who was involved in the activities supported by the project.

“Training” activities are those in which individuals with advanced professional skills and experience assist others in attaining greater proficiency. Training activities may include, for example, courses or one-on-one work with a mentor. “Professional development” activities result in increased knowledge or skill in one’s area of expertise and may include workshops, conferences, seminars, study groups, and individual study. Include participation in conferences, workshops, and seminars not listed under major activities.

How have the results been disseminated to communities of interest?

Describe how the results have been disseminated to communities of interest. Include any outreach activities that have been undertaken to reach members of communities who are not usually aware of these research activities, for the purpose of enhancing public understanding and increasing interest in learning and careers in science, technology, and the humanities.

What do you plan to do during the next reporting period to accomplish the goals?

Describe briefly what you plan to do during the next reporting period to accomplish the goals and objectives.

3. PRODUCTS:  Mandatory

What has the project produced?

Publications are the characteristic product of research. Agencies evaluate what the publications demonstrate about the excellence and significance of the research and the efficacy with which the results are being communicated to colleagues, potential users, and the public, not the number of publications.

Many projects (though not all) develop significant products other than publications. Agencies assess and report both publications and other products to Congress, communities of interest, and the public.

INSTRUCTIONS - Products

List any products resulting from the project during the reporting period. Examples of products include:
•	Publications, conference papers, and presentations;
•	Website(s) or other Internet site(s);
•	Technologies or techniques;
•	Inventions, patent applications, and/or licenses; and
•	Other products, such as data or databases, physical collections, audio or video products, software or NetWare, models, educational aids or curricula, instruments, or equipment
•	Any other public release of information related to the project.

Publications, conference papers, and presentations

Report only the major publication(s) resulting from the work under this award.  There is no restriction on the number. However, agencies are interested in only those publications that most reflect the work under this award in the following categories:

•
Journal publications. List peer-reviewed articles or papers appearing in scientific, technical, or professional journals. Include any peer-reviewed publication in the periodically published proceedings of a scientific society, a conference, or the like. A publication in the proceedings of a one-time conference, not part of a series, should be reported under “Books or other non-periodical, one-time publications.”

Identify for each publication: Author(s); title; journal; volume: year; page numbers; status of publication (published; accepted, awaiting publication; submitted, under review; other); acknowledgement of federal support (yes/no).

•
Books or other non-periodical, one-time publications. Report any book, monograph, dissertation, abstract, or the like published as or in a separate publication, rather than a periodical or series. Include any significant publication in the proceedings of a one-time conference or in the report of a one-time study, commission, or the like.

Identify for each one-time publication: author(s); title; editor; title of collection, if applicable; bibliographic information; year; type of publication (book, thesis or dissertation, other); status of publication (published; accepted, awaiting publication; submitted, under review; other); acknowledgement of federal support (yes/no).

•
Other publications, conference papers and presentations. Identify any other publications, conference papers and/or presentations not reported above. Specify the status of the publication as noted above.

Website(s) or other Internet site(s)

List the URL for any Internet site(s) that disseminates the results of the research activities. A short description of each site should be provided. It is not necessary to include the publications already specified above in this section.

Technologies or techniques

Identify technologies or techniques that have resulted from the research activities. Describe the technologies or techniques and how they are being shared.

Inventions, patent applications, and/or licenses

Identify inventions, patent applications with date, and/or licenses that have resulted from the research. Submission of this information as part of an interim research performance progress report is not a substitute for any other invention reporting required under the terms and conditions of an award.

Other products

Identify any other significant products that were developed under this project. Describe the product and how it is being shared. Examples of other products are:

•	Databases;
•	Physical collections;
•	Audio or video products;
•	Software or NetWare;
•	Models;
•	Educational aids or curricula;
•	Instruments or equipment;
•	Data & Research Material (e.g., cell lines, DNA probes, animal models); and
•	Other.

4. PARTICIPANTS & OTHER COLLABORATING ORGANIZATIONS:  Mandatory

Who has been involved?

Agencies need to know who has worked on the project to gauge and report performance in promoting partnerships and collaborations.

INSTRUCTIONS - Participants & Other Collaborating Organizations

Provide the following information on participants:

•	What individuals have worked on the project?
•	What other organizations have been involved as partners?
•	Have other collaborators or contacts been involved?

What individuals have worked on the project?

Provide the following information for: (1) principal investigator(s)/project director(s) (PIs/PDs); and (2) each person who has worked at least one person month per year on the project during the reporting period, regardless of the source of compensation (a person month equals approximately 160 hours of effort).

•
Provide the name and identify the role the person played in the project. Do NOT include any other identifying information on individuals. Indicate the  nearest whole person month (Calendar, Academic, Summer) that the individual worked on the project. Show the most senior role in which the person has worked on the project for any significant length of time. For example, if an undergraduate student graduates, enters graduate school, and continues to work on the project, show that person as a graduate student, preferably explaining the change in involvement.

•	Describe how this person contributed to the project and with what funding support. If information is unchanged from a previous submission, provide the name only and indicate “no change”.

•
Identify whether this person is collaborating internationally. Specifically is the person collaborating with an individual located in a foreign country and whether the person had traveled to the foreign country as part of that collaboration and duration of stay. The foreign country(ies) should be identified.

Example:

Name:	Mary Smith
Project Role:	Graduate Student
Nearest person month worked:	5
Contribution to Project:	Ms. Smith has performed work in the area of combined error-control and constrained coding.
Funding Support:	The Ford Foundation (Complete only if the funding provided from other than this award.)
Collaborated with individual
in foreign country:	Yes
Country(ies) of foreign collaborator:	China
Travelled to foreign country:	Yes
If traveled to foreign country(ies),
duration of stay:	5 months

What other organizations have been involved as partners?

Describe partner organizations – academic institutions, other nonprofits, industrial or commercial firms, state or local governments, schools or school systems, or other organizations (foreign or domestic) – that have been involved with the project. Partner organizations may provide financial or in-kind support, supply facilities or equipment, collaborate in the research, exchange personnel, or otherwise contribute.

Provide the following information for each partnership:

Organization Name:
Location of Organization: (if foreign location list country)
Partner’s contribution to the project (identify one or more)
•	Financial support;
•	In-kind support (e.g., partner makes software, computers, equipment, etc., available to project staff);
•	Facilities (e.g., project staff use the partner’s facilities for project activities);
•	Collaborative research (e.g., partner’s staff work with project staff on the project); and
•	Personnel exchanges (e.g., project staff and/or partner’s staff use each other’s facilities, work at each other’s site).

More detail on partner and contribution (foreign or domestic).

Have other collaborators or contacts been involved?

Some significant collaborators or contacts within the recipient’s organization may not be covered by “What people have worked on the project?” Likewise, some significant collaborators or contacts outside the recipient’s organization may not be covered under “What other organizations have been involved as partners?” For example, describe any significant:

•	collaborations with others within the recipient’s organization; especially interdepartmental or interdisciplinary collaborations;
•	collaborations or contact with others outside the organization; and
•	collaborations or contacts with others outside the United States or with an international organization.
•	country(ies) of collaborations or contacts.

It is likely that many recipients will have no other collaborators or contacts to report.

5. IMPACT:  Mandatory

What is the impact of the project? How has it contributed?

Over the years, this base of knowledge, techniques, people, and infrastructure is drawn upon again and again for application to commercial technology and the economy, to health and safety, to cost-efficient environmental protection, to the solution of social problems, to numerous other aspects of the public welfare, and to other fields of endeavor.

The taxpaying public and its representatives deserve a periodic assessment to show them how the investments they make benefit the nation. Through this reporting format, and especially this section, recipients provide that assessment and make the case for Federal funding of research and education.

Agencies use this information to assess how their research programs:
•	increase the body of knowledge and techniques;
•	enlarge the pool of people trained to develop that knowledge and techniques or put it to use; and
•	improve the physical, institutional, and information resources that enable those people to get their training and perform their functions.

INSTRUCTIONS – Impact

This component will be used to describe ways in which the work, findings, and specific products of the project have had an impact during this reporting period. Describe distinctive contributions, major accomplishments, innovations, successes, or any change in practice or behavior that has come about as a result of the project relative to:

•	the development of the principal discipline(s) of the project;
•	other disciplines;
•	the development of human resources;
•	physical, institutional, and information resources that form infrastructure;
•	technology transfer (include transfer of results to entities in government or industry, adoption of new practices, or instances where research has led to the initiation of a startup company); or
•	society beyond science and technology.

What is the impact on the development of the principal discipline(s) of the project?

Describe how findings, results, techniques that were developed or extended, or other products from the project made an impact or are likely to make an impact on the base of knowledge, theory, and research and/or pedagogical methods in the principal disciplinary field(s) of the project. Summarize using language that an intelligent lay audience can understand (Scientific American style).

How the field or discipline is defined is not as important as covering the impact the work has had on knowledge and technique. Make the best distinction possible, for example, by using a “field” or “discipline”, if appropriate, that corresponds with a single academic department (i.e., physics rather than nuclear physics).

What is the impact on other disciplines?

Describe how the findings, results, or techniques that were developed or improved, or other products from the project made an impact or are likely to make an impact on other disciplines.

What is the impact on the development of human resources?

Describe how the project made an impact or is likely to make an impact on human resource development in science, engineering, and technology. For example, how has the project:

•	provided opportunities for research and teaching in the relevant fields;
•	improved the performance, skills, or attitudes of members of underrepresented groups that will improve their access to or retention in research, teaching, or other related professions;
•	developed and disseminated new educational materials or provided scholarships; or
•	provided exposure to science and technology for practitioners, teachers, young people, or other members of the public?

What is the impact on physical, institutional, and information resources that form infrastructure?

Describe ways, if any, in which the project made an impact, or is likely to make an impact, on physical, institutional, and information resources that form infrastructure, including:

•	physical resources such as facilities, laboratories, or instruments;
•	institutional resources (such as establishment or sustenance of societies or organizations); or
•	information resources, electronic means for accessing such resources or for scientific communication, or the like.

What is the impact on technology transfer?

Describe ways in which the project made an impact, or is likely to make an impact, on commercial technology or public use, including:

•	transfer of results to entities in government or industry;
•	instances where the research has led to the initiation of a start-up company; or
•	adoption of new practices.

What is the impact on society beyond science and technology?

Describe how results from the project made an impact, or are likely to make an impact, beyond the bounds of science, engineering, and the academic world on areas such as:

•	improving public knowledge, attitudes, skills, and abilities;
•	changing behavior, practices, decision making, policies (including regulatory policies), or social actions; or
•	improving social, economic, civic, or environmental conditions.

What dollar amount of the award’s budget is being spent in foreign country(ies)?

Describe what percentage of the award’s budget is being spent in foreign country(ies).  If more that one foreign country identify the distribution between the foreign countries.

6. CHANGES/PROBLEMS:  Mandatory

The PI is reminded that the grantee is required to obtain prior written approval from the Contracting Officer whenever there are significant changes in the project or its direction. Requests for prior written approval must be submitted to the Contracting Officer (submission via Fedconnect is acceptable). If not previously reported in writing, provide the following additional information, if applicable:

•	Changes in approach and reasons for change.
•	Actual or anticipated problems or delays and actions or plans to resolve them.
•	Changes that have a significant impact on expenditures.
•	Significant changes in use or care of animals, human subjects, and/or biohazards.

INSTRUCTIONS - Changes/Problems

Changes in approach and reasons for change

Describe any changes in approach during the reporting period and reasons for these changes. Remember that significant changes in objectives and scope require prior approval of the agency.

Actual or anticipated problems or delays and actions or plans to resolve them

Describe problems or delays encountered during the reporting period and actions or plans to resolve them.

Changes that have a significant impact on expenditures

Describe changes during the reporting period that may have a significant impact on expenditures, for example, delays in hiring staff or favorable developments that enable meeting objectives at less cost than anticipated.

Significant changes in use or care of human subjects, vertebrate animals, and/or Biohazards

Describe significant deviations, unexpected outcomes, or changes in approved protocols for the use or care of human subjects, vertebrate animals, and/or biohazards during the reporting period. If required, were these changes approved by the applicable institution committee and reported to the agency? Also specify the applicable Institutional Review Board/Institutional Animal Care and Use Committee approval dates.

Change of primary performance site location from that originally proposed

Identify any change to the primary performance site location identified in the proposal, as originally submitted.

7. SPECIAL REPORTING REQUIREMENTS:  [Optional]

Respond to any special reporting requirements specified in the award terms and conditions, as well as any award specific reporting requirements contained in the Statement of Project Objectives.

8. BUDGETARY INFORMATION:  Mandatory

This component will be used to collect budgetary data from the recipient organization. The information will be used in conducting periodic administrative/budgetary reviews.  Budgetary data should be submitted in an Excel spreadsheet format.

The cost status reports the actual cost status of the award when compared with the original Baseline Cost Plan (i.e., the ”Forecasted Cash Needs”  originally provided on the SF 424A, Section D and as set forth in the Project Management Plan (PMP) submitted with the Application and revised with Task 1.0 of the Statement of Project Objectives (SOPO).

A suggested format for the Cost Plan Format is included herein as Exhibit 2.

The Baseline Cost Plan is the “Forecasted Cash Needs” provided on the original SF-424A, Section D for the current Budget Period (by Calendar Year Quarter) and will not be changed.  If there are variances in the baseline, provide a brief analysis and recommendation.

Adjusting the baseline costs requires agreement of the DOE.

For Actual Incurred Costs, the Recipient will insert the total amount of actual costs incurred for the quarterly report period being reported, comprised of the DOE share and the Recipient Share.

The Variance is derived by subtracting the actual costs from the planned baseline costs, including an analysis explaining the variance.

Milestone Status Report

Milestone Title/Description	Planned Completion Date	Actual Completion Date	Verification Method	Comments (progress toward achieving milestone, explanation of deviation from plan, etc.)

EXHIBIT 1 – MILESTONE STATUS REPORT

EXHIBIT 2 - COST PLAN/STATUS

Baseline Reporting Quarter	Budget Period 1								Budget Period 2								Budget Period 3
	Q1		Q2		Q3		Q4		Q1		Q2		Q3		Q4		Q1		Q2		Q3		Q4
Enter date range, e.g., 01/01/11 - 03/31/11
	Q1	Cumulative Total	Q2	Cumulative Total	Q3	Cumulative Total	Q4	Cumulative Total	Q1	Cumulative Total	Q2 *	Cumulative Total	Q3	Cumulative Total	Q4	Cumulative Total	Q1	Cumulative Total	Q2	Cumulative Total	Q3	Cumulative Total	Q4	Cumulative Total
Baseline Cost Plan
Federal Share
Non-Federal Share
Total Planned
Actual Incurred Cost
Federal Share
Non-Federal Share
Total Incurred Costs
Variance
Federal Share
Non-Federal Share
Total Variance

EXHIBIT 2 – COST PLAN/STATUS